As filed with the Securities and Exchange Commission on March ___, 1999
                                                  Registration Number 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Compositech Ltd.
             (Exact name of registrant as specified in its charter)

              Delaware                                  11-2710467
       (State of incorporation)             (I.R.S. Employer Identification No.)

            120 Ricefield Lane, Hauppauge, NY 11788 - (516) 436-5200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Samuel S. Gross
                Executive Vice President, Secretary and Treasurer
            120 Ricefield Lane, Hauppauge, NY 11788 - (516) 436-5200
                  (Address, including zip code, and telephone
               number, including area code, of agent for service)

                                 With a copy to:
                               Edward F. Cox, Esq.
                      Patterson, Belknap, Webb & Tyler LLP
       1133 Avenue of the Americas, New York, NY 10036-6710 (212) 336-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                     CALCULATION OF REGISTRATION FEE
=========================================================================================================
Title of Each Class       Amount of       Proposed Maximum       Proposed Maximum          Amount of
of Securities to be     shares to be       Offering Price       Aggregate Offering       Registration
    Registered           Registered         Per Share (1)            Price (1)              Fee (1)
---------------------------------------------------------------------------------------------------------
Common Stock                1,633,657 (2)      $2.109              $  3,445,383
($0.01 par value)

Common Stock                  949,022 (4)      $2.109              $  2,001,487
($0.01 par value) (3)

Common Stock                  275,040 (4)      $2.125              $    584,460
($0.01 par value) (5)

Common Stock                   75,000 (4)     $2.6125              $    195,938
($0.01 par value) (6)

Common Stock                   36,000 (4)      $3.000              $    108,000
($0.01 par value) (7)
---------------------------------------------------------------------------------------------------------
Totals                      2,968,719                              $   6,335,268             $ 1,762
=========================================================================================================

(1) The maximum offering price of $2.109 per share for the 1,646,157 shares of common stock, par value $0.01, of Compositech Ltd.,(the "Common Stock") was based upon the average of the high and low prices of the Common Stock of the Company, par value $.01, reported by The Nasdaq SmallCapSM Market for the Registrant's Common Stock on March 25, 1999, a date within five (5) business days prior to the date of initial filing of this Registration
     Statement (in accordance with Sections (c) and (g) of Rule 457 of Regulation C). The maximum offering price of $2.109 is used for the 949,022 shares of Common Stock underlying the $1.125 Warrants, the $2.035 Warrants and the $2.053 Warrants, (each as defined below), since it is higher than the exercise price of such warrants. The maximum offering price per share of $2.125, $2.6125 and $3.00, respectively, for the 275,040, 75,000 and
     36,000, respectively, shares of Common Stock underlying the $2.125 Warrants, $2.6125 Warrants and the $3.00 Warrants (each as defined below) equals their respective exercise price, since in each case it is higher than the average of the high and low prices of the Common Stock of the Company, par value $.01, reported by The Nasdaq SmallCapSM Market for the Registrant's Common Stock on March 25, 1999, a date within five (5) business days prior to the date of initial filing of this Registration Statement (in accordance with Section (g) of Rule 457 of Regulation C).

(2) Represents 1,554,301 shares of Common Stock issued pursuant to a private placement of the Company's Common Stock, which had its final closing on March 26, 1999 and 79,356 shares of Common Stock issued as compensation in connection with a loan financing which had its final closing in January 1999.

(3) Represents (i) 475,635 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $1.125 per share until February 15, 2001 (the "$1.125 Warrants"); (ii) 36,855 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.035 per share until February 15, 2001 (the "$2.035 Warrants"); (iii) 36,532 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.053 per share until February 15, 2001 (the "$2.053 Warrants"); and (iv) 400,000 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $1.25 per share until January 12, 2004 (the "$1.25 Warrants"). All of these warrants, excluding the $1.25 Warrants which were issued in exchange for consulting services, were issued pursuant to a private placement of Common Stock which had its final closing on March 26, 1999.

(4) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders because of exercise price adjustments pursuant to the terms of the Common Stock Purchase Warrants.

(5) Represents shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.125 per share until February 15, 2001 (the "$2.125 Warrants"), issued pursuant to a private placement of Common Stock which had its final closing on March 26, 1999.

(6) Represents shares of Common Stock underlying the Common Stock Purchase Warrants, exercisable at $2.6125 per share until April 24, 2003 (the
     "$2.6125 Warrants"), issued as compensation in connection with the Registrant's final conversion of its 5% Convertible Debentures, which occurred in April 1998

(7) Represents shares of Common Stock underlying the Common Stock Purchase Warrants, exercisable at $3.00 per share until August 3, 2000 (the "$3.00 Warrants"), issued to several stockholders in connection with a private placement of the Company's Common Stock in 1995.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement of which this Prospectus is a part is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                  Subject to Completion, dated April ___, 1999

PROSPECTUS

                                COMPOSITECH LTD.

                        2,968,719 Shares of Common Stock


                     ---------------------------------------

This Prospectus relates to an offering (the "Offering") by certain Stockholders named herein under the caption "Selling Stockholders" (collectively, the "Selling Stockholders") or by pledgees, donees, transferees or other successors in interest of the Selling Stockholders (the "Transferees") for sale to the public of the following securities of Compositech Ltd., a Delaware corporation ("Compositech" or the "Company"): (i) 1,554,301 shares of Common Stock, par value $.01 of the Company (the "Common Stock"), issued pursuant to a private placement of the Company's common stock, which had its final closing on March 26, 1999; (ii) 79,356 shares of Common Stock, issued pursuant to a loan financing which had its final closing in January 1999; (iii) 475,635 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $1.125 per share until February 15, 2001 (the "$1.125 Warrants"), issued pursuant to a private placement of the Company's Common Stock, which had its final closing on March 26, 1999; (iv) 36,855 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.035 per share until February 15, 2001 (the "$2.035 Warrants"), issued pursuant to a private placement of the Company's Common Stock, which had its final closing on March 26, 1999; (v) 36,532 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.053 per share until February 15, 2001 (the "$2.053 Warrants"), issued pursuant to a private placement of the Company's Common Stock, which had its final closing on March 26, 1999; (vi) 275,040 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.125 per share until February 15, 2001 (the "$2.125 Warrants"), issued pursuant to a private placement of the Company's Common Stock, which had its final closing on March 26, 1999; (vii) 400,000 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $1.25 per share until January 12, 2004 (the "$1.25 Warrants"), issued in exchange for consulting services; (viii) 75,000 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.6125 per share until April 24, 2003 (the $2.6125 Warrants"), issued as compensation in connection with the Registrant's final conversion of its 5% Convertible Debentures, which occurred in April 1998; and (ix) 36,000 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $3.00 per share until January 12, 2004 (the "$3.00 Warrants", collectively with the $1.125 Warrants, the $2.035 Warrants, the $2.053 Warrants, the $1.25 Warrants and the $2.6125 Warrants, the "Warrants"), issued in connection with the Company's 1995 private placement.

The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment in certain events. The number of shares to be offered for sale is based on the number of shares to be registered according to the agreements with the stockholders.

                     ---------------------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 14 FOR INFORMATION THAT SHOULD BE CONSIDERED CAREFULLY BEFORE YOU MAKE AN INVESTMENT DECISION.

                     ---------------------------------------

The Company will not receive any of the proceeds from the sale of shares of Common Stock being registered by this Registration Statement (the "Shares"). The Company will receive the exercise price upon exercise of the Warrants, if exercised. The Registration Statement of which this Prospectus forms a part is being filed pursuant to the terms of certain agreements between the Company and the Selling Stockholders.

The Selling Stockholders have advised the Company that they or the Transferees may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Stockholders, the Transferees and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders or Transferees in all open market transactions. The Company will pay all other expenses of this Offering. See "Plan of Distribution."

The Company has informed the Selling Stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to the sales of their shares offered hereby. The Company also has advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby. Certain Selling Stockholders may from time to time purchase shares of Common Stock in the open market. The Selling Stockholders have been notified that they should not commence any distribution of shares of Common Stock unless they have terminated their purchasing and bidding for Common Stock in the open market as provided in applicable securities regulations.

The Common Stock is listed and traded on The Nasdaq SmallCap Market(SM) under symbol "CTEK." The closing price of the Common Stock on March 25, 1999 was $2.125 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April ___, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's Regional Offices at the 13th Floor, World Trade Center, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that also contains such material regarding the registrant. Such documents filed by the Company can also be inspected at the offices of The Nasdaq SmallCap Market, 1735 K Street, NW, Washington, DC 20006-1500.

This Prospectus is a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed with the Commission pursuant to the Securities Act. The Registration Statement contains more information than this Prospectus regarding the Company and its Common Stock including certain exhibits. You may obtain a copy of the Registration Statement from the SEC at any of the addresses listed above or through its Internet site.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows issuers to "incorporate" information into a prospectus that is filed with the Commission in other documents pursuant to the Exchange Act. This means that important information may be disclosed to you by reference to other documents. The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference into this
Prospectus:

     (1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998;

     (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-20701), declared effective on July 2, 1996, by which the Company's shares of Common Stock were registered under Section 12 of the Exchange Act and any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated in this Prospectus may be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). You may request a copy of these documents by writing to:

                                    Compositech Ltd.
                                    120 Ricefield Lane
                                    Hauppauge, NY  11788
                                    Attention: Investor Relations
                                    Telephone: (516) 436-5200, Extension 114


             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements set forth under the captions "The Company," "Risk Factors" and "Use of Proceeds," and set forth elsewhere in this Prospectus constitute "Forward Looking Statements" within the meaning of Section 27A of the Securities Act which are intended to be covered by the safe harbors from liability created under such section. All such forward looking statements involve risks and uncertainties. As a result, there can be no assurance that the forward looking statements in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

This prospectus is qualified in its entirety by the detailed information and financial statements appearing in the documents incorporated in this Prospectus by reference.

                                   THE COMPANY

General

Compositech Ltd. (the "Company" or "Compositech") was founded in 1984 by Jonas Medney, the Company's Chairman, and Fred Klimpl, its Vice Chairman, to develop and market innovative superior copper-clad fiberglass epoxy laminates used to make printed circuit boards required by the electronics industry. The Company became a publicly owned corporation in 1996. The primary innovation of Compositech was to replace the fiberglass cloth component of the laminate with a more modern and structurally efficient fiberglass core resulting from a uniform, orthogonally layered construction. Based on its own benchmark testing and evaluations by customers and other potential users, the Company believes that it has succeeded in developing a laminate that is superior to competitive copper-clad fiberglass epoxy laminates.

From May through August 1997, the Company issued $6,505,000 of 5% Convertible Debentures (the "Debentures") in a private placement and received net proceeds of approximately $5.9 million for working capital and to obtain additional production equipment. By April 23, 1998, the Debentures had been fully converted into an aggregate of 4,586,957 shares of Common Stock.

On May 29,  1998,  the  Company  issued  $2,200,000  of 7% Series B  convertible preferred stock, (the "Series B Stock") and received net proceeds of approximately $1.9 million which were used for working capital and to purchase production equipment. In 1999, Series B stock, with a face value of $1,950,000, were converted into 1,387,332 shares of Common Stock.

On June 23, 1998, Christopher F. Johnson was elected President and Chief Executive Officer of the Company and elected to the Board of Directors. He replaced Jonas Medney as Chief Executive Officer. Mr. Medney continues as Chairman. Mr. Johnson has over thirty years of experience in sales and marketing and general management with suppliers of specialty materials for printed circuit fabrication.


Technology History

The Company's innovative laminates are produced using proprietary processes and machinery, designed by the Company's engineering staff. The Company has received grants of 29 patents covering its products, processes and apparatus, including five in the United States, and has submitted five additional patent applications. The most recent patents granted were a fifth one in Japan and one in Kazakhstan. The patents on the laminates, processes and apparatus are supplemented with other proprietary technology unprotected by patents and considered by the Company to be of substantial value.

Compositech's laminate construction is structurally more efficient than competitive copper-clad fiberglass epoxy laminates designated "FR-4", which is the industry standard, resulting in enhanced smoothness and greater dimensional stability. The Company believes, based on results of customers' evaluations, that its improved products can economically substitute for the fiberglass woven cloth epoxy laminates currently used in the electronics industry. According to the Institute for Interconnecting and Packaging Electronic Circuits (the "IPC"), this market exceeded $3.2 billion in 1997, the latest year for which data is available.

The Company successfully constructed, debugged and operated its first pilot plant production equipment for laminates with a panel size of 24" x 24" in 1991. In 1991 and 1992, Compositech recruited an initial sales staff to develop the market potential of its product, continued refining its product and designing its production equipment to manufacture laminates with a panel size of 36" x 48" and initiated a sampling program targeted at major potential customers. In 1994, the Company started up and began debugging its first production module to manufacture 36" x 48" laminates and, in 1995 and 1996, produced laminates on this equipment in limited quantities for the purpose of making modifications to the production processes and equipment constituting the module and reformulating the laminates produced by the module. In the last quarter of 1996, the Company began installation of advanced production equipment which was completed in 1997. Throughout 1997 and 1998, the Company worked on adjusting and enhancing its production equipment and its manufacturing processes. In 1998, the Company added production equipment. The Company also worked on solving problems with incoming raw materials and interior environment which affect manufacturing yields. Sales consisted of qualifying orders and small production runs.


Joint Ventures

On October 16, 1997, the Company closed a transaction with four Quebec institutional investors (collectively, the "Quebec Investors") to form a 50/50 joint venture for the establishment of a plant in the greater Montreal area to manufacture Compositech's laminates. The investor group is comprised of four institutional investors: Societe generale de financement du Quebec, Fonds de solidarite des travailleurs du Quebec (F.T.Q.), Societe Innovatech du Grand Montreal and Fonds regional de solidarite Ile de Montreal. The project cost is estimated to be approximately $24.5 million with an initial capitalization by the parties of approximately $11 million with the balance to be in debt financing from banks and governmental agencies. The Company's approximately $5.4 million capital investment in the joint venture was funded by the Quebec Investors purchasing 1,066,192 shares of the Company's Common Stock. The Quebec Investors have an option to sell their 50% interest in the joint venture to the Company for a like number of shares and, under certain circumstances, the Company has an option to purchase the interest for the same number of shares. The plant is planned to start production in 2000 with an anticipated annual production capacity of approximately 12 million square feet.

On February 9, 1998, the Company entered into a joint venture agreement and patent, information and trademark agreement with a Taiwanese investor group led by Cheng Xin Venture Capital Corporation (formerly Fidelity Venture Capital Corp.) ("Cheng Xin") to establish a joint venture, under the name of Composite Technologies, Inc., to manufacture the Company's laminates in Taiwan. The Company received $1 million as a license down payment and is to receive additional up-front license payments of $1 million, upon the achievement of certain milestones. As part of the transaction, Composite Technologies, Inc. acquired 587,372 shares of the Company's Common Stock for $1 million and agreed to buy a like amount of shares for another $1 million within 30 days following approval of the joint venture license by the science park where the joint venture is proposed to be located. During 1998, the Company received an advance of $500,000 against the latter purchase of shares, substantially all of which it invested in the joint venture in accordance with the joint venture agreement. The Company will receive an approximate 10% interest in the joint venture and royalty payments based on sales. A related letter of intent with Cheng Xin provides for entering into a contract with the Company for it to supply the joint venture with the requisite manufacturing equipment.


Industry Overview

Initially, most circuit boards had circuits (traces) on one or two sides. In the last ten years, rapid technological advances in both semiconductor design and fabrication techniques have placed significant demands on the performance of printed circuit boards. Greater circuit density, complexity and miniaturization have increased demand for more sophisticated printed circuit boards. In response to this demand, multilayer printed circuit boards were developed which incorporate multiple layers of metallic traces. The several layers of circuitry are aligned and bonded together in a stack to form a multilayer board with both horizontal and vertical electrical interconnections. Further circuit board sophistication is currently being achieved by decreasing the width and separation of the traces, drilling and plating smaller holes to connect the internal trace layers and precisely situating the traces and pads on the board surface to accommodate surface mount components.

These trends in the printed circuit board industry have placed increasingly rigorous demands on the electrical, thermal, chemical and mechanical properties of laminates. Mechanical properties must be increasingly more uniform and tightly controlled in order to align the various layers in a multilayer printed circuit board. Electrical properties of laminates must be highly consistent and predictable in order to avoid circuit timing malfunctions. Thermal stability is also critical for attaching the components and for dense, high speed systems, because of the heat generated.

Compositech's technology is targeted at the fiberglass laminate segment of the laminate industry. According to the IPC, in 1997 the single- and double-sided laminate market was approximately $1.1 billion and the multilayer/high performance laminate market was approximately $2.1 billion, totaling $3.2 billion. In these two segments, the United States' share was approximately $988 million while experiencing a growth rate of 25%.


Products

Printed Circuit Board Laminates. Printed circuit boards are the basic platforms used to interconnect the microprocessors, integrated circuits and other components essential to the functioning of electronic products. They consist of a pattern of electrical circuitry resulting from etching copper foil laminated to a composite made of insulating materials usually comprised of fiberglass and epoxy. The laminate itself, therefore, is the copper-clad, fiberglass and epoxy core from which printed circuit boards are produced.

Compositech's Laminates. CL200+ is the first Compositech laminate. This laminate uses the same basic raw materials as conventional laminates: fiberglass yarn, epoxy resin and copper foil. Compositech combines these materials into a unique, more efficient laminate. Conventional laminates are made from woven fiberglass cloth in which the yarn is twisted and crimped in the weaving process. The resultant weave pattern is impressed into the copper foil, thereby roughening the surface of the laminate. In the construction of Compositech's laminates, the filaments of fiberglass are wound in orthogonal layers of flat, continuous parallel filaments. This construction creates the enhanced smoothness and improved dimensional stability of Compositech's laminates.

High processing temperature tolerance is necessary for soldering components to circuit boards. CL200+ uses a proprietary epoxy resin formulation that, according to Company tests, results in a thermal rating over 200(degree)C, principally because of the formulation, which is generally 20(degree)C to 80(degree)C higher than other copper-clad fiberglass epoxy laminates. Certain laminates produced from materials other than fiberglass epoxy, addressing a small, higher cost end of the market, have thermal ratings which equal or exceed those of the Company's introductory CL200+ laminates.

Management believes that the benefits of Compositech's laminates should enable the printed circuit board industry to:

     o    Decrease costs through  reducing waste in the  manufacture of existing
          boards  because  the  improved  dimensional   stability,   temperature
          tolerances and enhanced smoothness increase manufacturers' yields.

     o Economically produce large printed circuit boards with high layer counts because of the improved dimensional stability.

     o Accelerate the development of new products requiring denser circuitry by permitting finer lines and smaller pads. A pad is a portion of a conductive pattern which is usually, but not exclusively, used for the connection and/or attachment of components.


Compositech's Strategy

The Company's objective is to be the leading manufacturer of copper-clad fiberglass epoxy laminates for electronics equipment. The Company expects to achieve this position through the effective exploitation of its patented and proprietary products and processes.

Management has targeted the $2.1 billion multilayer laminate market sector for its initial sales efforts to establish its laminates as the leading-edge technology for current and future economical production of printed circuit boards.

Management believes that the strategic value of the Company's products to its prospective customers is to enable them economically to produce increasingly sophisticated circuit boards in a shorter time cycle. This combination of benefits is a basic element of Compositech's product technology thrust.

The Company has patented and developed a flexible manufacturing process that it believes can be exceptionally responsive to the ever-changing product iterations required by the rapid introduction of new designs into the electronics market. The manufacturing capacity can be expanded incrementally in response to increased market demand.

Management believes that the Company's technology has global potential. According to IPC data, approximately 70% of the 1997 world laminate market is outside of North America. The Company plans to export its products and form strategic alliances to manufacture and market its laminates internationally.

The  foregoing  strategic  objectives  represent   anticipated   accomplishments
dependent on future events. As in the case of all forward looking statements, the Company can not ensure that it will achieve these goals.

Marketing and Customers

The Company's marketing efforts are directed to establishing good working relations with leading-edge producers of printed circuit boards. According to the IPC, in 1997 there were over 670 manufacturers of printed circuit boards in North America with nine companies comprising approximately one-third of the market. The Company has sold its laminates principally on a test basis to a select group of these companies considered to be the key companies for Compositech's growth. During the past three years, Compositech has encouraged benchmark comparisons of its laminates with current laminates which have included qualities such as dimensional stability, smoothness, flatness and thermal processing. In virtually all of these evaluations, CL200+ has proven superior to current laminates. Customers benefit from increased production yield primarily by reducing waste caused by circuitry misalignment. These results have led several manufacturers to begin to use CL200+ for current production applications in limited quantities. Recently, sales have been affected by delays in or cancellation of customers' programs for which Compositech's laminates had been qualified or were in the process of being qualified and from delays in testing and qualification programs from major customers.

During 1998, the Company received orders from Teradyne, Inc. for its CL200+ copper-clad laminates. The orders will enable Teradyne to do extensive material testing and product evaluation in backplane programs that will include circuit boards with as many as 48 circuit layers. The CL200+ laminates will be used for expanded production testing and customer qualification of complex backplanes. A backplane, sometimes known as a motherboard or backpanel, is a type of printed circuit board which serves as the backbone of large electronic equipment, such as internet servers and telecommunication switching equipment and often utilizes 20-, 30- and even 60-layer boards to which smaller printed circuit boards are connected.

Compositech's laminates are designed to be and have proven to be directly substitutable for conventional laminates in the circuit board production process as demonstrated by their use in production by customers. This compatibility enables the circuit board manufacturer to substitute Compositech's laminates with minimal process changes and without the need for additional equipment or new process technology.

The Company markets to circuit board manufacturers in the United States and Canada with its own direct sales force supplemented by independent sales representatives. The Company's own sales force currently consists of its President, its Vice President of Sales, its Technical Director and a marketing associate. The Company plans to add to its sales force and use additional independent sales representatives to expand sales.

The Company does not intend that its future business will be dependent upon a single customer. In view of current production capacity the Company currently is focusing its efforts on a growing number of select accounts. In 1998, Teradyne, Inc. and HADCO Corporation represented 48% and 37% respectively, of the Company's net sales. The printed circuit board industry generally follows a "just-in-time" strategy by purchasing laminates only as they are required for production runs. Accordingly, the Company currently does not have a significant backlog of sales commitments. The Company expects the backlog to increase in relation to its planned sales expansion, including long term supply agreements and warehouse stock points, located near customer locations, enabling just-in-time delivery.

                         ------------------------------

The Company's offices are at 120 Ricefield Lane, Hauppauge, New York 11788 and its telephone number is (516) 436-5200.

                                  THE OFFERING


Securities Offered..................... 2,968,719  shares of Common  Stock,  par value $0.01 per share, offered by the Selling Stockholders. (1)

Common Stock Outstanding
     prior to the Offering............. 15,643,694  shares as of March 26, 1999.
                                        (2)


Plan of Distribution................... The Common Stock  offered  hereby may be sold from time to time in one or more transactions at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

Use of Proceeds........................ The Company  will not receive any of the proceeds  from the sale of the shares of
                                        Common   Stock   offered   hereby.   The
                                        proceeds,  if any,  from the exercise of
                                        Warrants   will  be  used  for   working
                                        capital and general corporate purposes.

Symbol for Common Stock................ CTEK

                         ------------------------------

(1)  Includes 1,335,062 shares of Common Stock underlying the Warrants.

(2) Does not include 8,122,362 shares issuable upon exercise of outstanding options, warrants and a stock purchase agreement at a weighted exercise price of $4.15 per share, the outstanding shares of Series A Convertible Preferred Stock, which are convertible into 243,827 shares of Common Stock at the option of the stockholder and the outstanding shares of the 7% Series B Convertible Preferred Stock, which are currently convertible into approximately 147,913 shares of Common Stock at the option of the stockholders. Also does not include 1,066,192 shares which may be issuable under the terms of a Stock Exchange Agreement between the Company and the Quebec Investors in the Montreal joint venture.

                                  RISK FACTORS

If you purchase shares of Compositech Common Stock you will take a financial risk. In deciding whether to invest in this offering,, prospective investors should read this entire Prospectus and the information incorporated in this Prospectus by reference and carefully consider the following risk factors in addition to the other information set forth elsewhere in this Prospectus.


Development Stage Company Until December 31, 1996; Ability to Continue as Going Concern; Uncertainty of Future Financial Results

The Company was a development stage company through December 31, 1996 and has had limited revenues from the sale of laminates, has incurred significant losses and has had substantial negative cash flow since its inception. As of December 31, 1998, the Company had an accumulated deficit of $33,954,155. The Company's independent auditors have included an explanatory paragraph in their report covering the December 31, 1998 financial statements, which expresses substantial doubt about the Company's ability to continue as a going concern. The Company will require additional funding to cover operating expenses and expenditures for additional equipment until revenues from operations are sufficient for these purposes. The Company expects that significant operating losses will continue for a substantial part of 1999. There can be no assurance that the Company will successfully complete expansion and enhancements of its production equipment, achieve broad commercial acceptance of its product or generate sufficient revenues to achieve profitable operations.


Need for Additional Financing

The Company's available funds, without giving effect to alternative sources of revenue, are not sufficient to raise the Company's production level to profitability or provide sufficient working capital for expansion of sales. The Company will need additional funding for operations in 1999 and additional funding is being sought. Such additional funding may be raised through sources including:

     o    license fees;

     o    sales of equipment in connection with licensing operations;

     o    joint ventures or other collaborative relationships; or

     o    equity or debt financing.

No assurance can be given that additional funding will be sufficient and available or, if it is available, that it will be available on acceptable terms.

If additional funds are raised through the issuance of equity securities or securities convertible into equity securities, the percentage ownership of then current stockholders of the Company will be reduced and such securities may have rights, preferences or privileges senior to those of the holders of Common Stock.

If adequate funds are not available to satisfy either short-term or long-term capital requirements, the Company may be required to limit its operations significantly.

Liens on Assets and Patents

The Company's patents and certain other assets are subject to liens securing outstanding debt of the Company as follows:

     o Notes payable to stockholders in the amount of $100,000 and notes payable to stockholders/directors/officers in the amount of $675,000 due January 2, 2000 (as extended) are collateralized by a second lien on U.S. Patents and Patent Applications.

     o Notes payable to stockholders/directors/officers in the amount of $745,000 due January 2, 2000 (as extended) are collateralized by a first lien on the Company's patents, patent applications and certain production equipment.

     o A term note of $500,000 obtained in March 1999 is collateralized by two pieces of production equipment.

If there is a default under the notes, the Company could lose all or most of its patents and certain production equipment. The potential loss of these assets could force the Company to negotiate new and disadvantageous terms to extend such notes.


Competition

The laminate manufacturing business is highly competitive. The Company's competitors include major corporations, such as General Electric Company and AlliedSignal Inc., which have substantial financial, marketing and technical resources. In 1994, the Company granted patent immunity on its product patents to AMP and Akzo Electronics Products NV, which, at the time, were operating a joint venture which was developing a new process to make linear laminates. The future success of the Company will depend on its ability to effectively market its products against competitors with potentially greater resources. The Company may need to raise substantial additional resources to compete effectively. There is no assurance that the Company will be able to compete successfully in the future.


Management of Growth

The Company intends to expand significantly its overall level of operations. Any such expansion, however, is expected to strain the Company's management, technical, financial and other resources. To manage growth effectively, the Company must:

     o    add manufacturing capacity;

     o    add personnel;

     o    maintain a high level of quality;

     o    achieve good manufacturing efficiency; and

     o    expand, train and manage its employee base.

The Company's failure to add capacity and manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.


Reliance Upon Key Personnel

The Company believes that its success will depend to a significant extent upon the efforts of its executive officers and senior management as well as its ability to attract and retain highly qualified managerial, technical and sales personnel. The Company maintains and is the beneficiary of $2 million key person life insurance policies on each of Jonas Medney, its Chairman, and Fred E.

Klimpl, its Vice Chairman. The loss or unavailability of its executive officers or other senior management or the inability to attract, assimilate or retain such personnel in the future could have a material adverse effect on the Company's business, financial condition and results of operations.


Dependence on Single Manufacturing Facility

The Company's current laminate manufacturing operations are centralized in one building in Hauppauge, New York, although the joint venture in Montreal plans to build an additional larger plant in Montreal and the joint venture in Taiwan plans to build a third plant. See "The Company - Joint Ventures." Because currently the Company does not operate multiple facilities in different geographic areas, the ability to service large orders or time sensitive orders may be affected. Further, a disruption of the Company's manufacturing operations resulting from sustained process abnormalities, human error, government intervention or a natural disaster such as fire, earthquake or flood could cause the Company to cease or limit its manufacturing operations and consequently have a material adverse effect on the Company's business, financial condition and results of operations.


Uncertainty of Production Quality and Production Costs; Process Disruption

The Company has limited experience in producing laminates on its production-scale modules. The Company recently added production modules to increase production levels and achieve economies of scale. This expansion is the first production-scale expansion undertaken by the Company, and consequently no assurances can be made that the Company's production facilities will meet the Company's production targets in a timely way or that the resultant product will meet the high commercial standard needed for successful market penetration. Furthermore, the expanded production facilities may not be able to provide adequate efficiencies or produce high yields. In addition, the costs of production may not be as low as management expects, in which case the Company may not achieve profitable operations. The Company's business involves highly complex manufacturing processes which are subject to disruption. Process disruptions have occurred, resulting in delays in product shipments. Process disruptions were due to:

     o    machine breakdowns;

     o lack of adequate interior atmospheric control of temperature and humidity;

     o    electric utility power failures;

     o    problems of breaking in an expanded workforce;

     o contamination principally generated during installation of equipment and development of processes; and

     o    defective incoming copper foil.

No assurance can be given that disruptions will not occur in the future. The loss of revenue and earnings to the Company from such a disruption could have a materially adverse effect on its results of operations.


Dependence on Significant Customers

Due to current productive capacity, the Company has been focusing its efforts on a growing number of select accounts. However, during 1998, Teradyne, Inc. and HADCO Corporation accounted for 48% and 37%, respectively, of sales. Loss of these customers could have a material adverse effect on the Company's business.

Technological Change

The Company's laminates are used in the electronic printed circuit board industry which could encounter competition from new technologies in the future and reduce the number of circuit boards required in electronic equipment or render existing interconnect technology less competitive or obsolete.


Availability of Materials; Price Fluctuations of Raw Materials; Dependence Upon Third-Party Supplier

Raw materials used by the Company to produce laminates are purchased by the Company and in certain circumstances the Company bears the risk of price fluctuations. In addition, shortages of and defects in certain types of materials have occurred in the past and may occur in the future. During 1997, the Company experienced defects in incoming copper foil used to make laminates. The Company has obtained an alternate source of supply and also has explored solutions with the previous supplier. Future shortages, defects or price fluctuations in raw materials could have a material adverse effect on the Company's business, financial condition and results of operations.

Advanced Glassfiber Yarns LLC (successor company to Owens Corning), a major fiberglass manufacturer, has developed and continues to develop products to meet the Company's processing and product requirements. Should this manufacturer not continue supplying the Company's quality and quantity needs, the Company would have to secure another supplier. Such event could have a material adverse effect on the Company's ability to supply customers; could reduce expected sales and could increase the costs of manufacturing the Company's product. No assurances can be given that an alternative supplier could meet the Company's quality and quantity needs on satisfactory terms.


Patents and Intellectual Property Protection

The Company believes that its patent estate and its know-how are important for the protection of its technology. The Company can give no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented or that such patents will provide substantial protection with respect to the Company's product, process or competitive position. In addition, certain proprietary information which is considered to be of substantial value is not covered by patents and, along with the Company's other intellectual property, is subject to misappropriation or obsolescence. In addition, the Company granted certain immunities on its product patents to AMP and Akzo Electronics Products NV which are potential competitors of the Company,. The Company, under a license, granted HT Troplast AG ("HT"), a significant stockholder of the Company, the exclusive right to produce and market Compositech's laminates in Europe, the countries of the former Soviet Union and Turkey. Although HT exited the laminate business, the license remains in effect. Pursuant to the agreement, the Company is obligated to sell only through HT in such territories.

Environmental Compliance

The Company uses copper and chemicals in its manufacturing process and limited amounts of solvents for the sole purpose of cleaning its equipment. Although the Company believes that its facility complies in all material respects with existing environmental laws and regulations, it can give no assurance that violations will not occur. In the event of any future violations of environmental law and regulations, the Company could be held liable for damages and for the cost of remedial actions. In addition, environmental laws could become more stringent over time, imposing greater compliance costs and increasing the risks and penalties associated with a violation.


Control by Existing Stockholders

As at March 26, 1999, officers, directors and certain other significant stockholders of the Company owned approximately 43.4% of the Company's Common Stock and voting preferred stock, including stock options and warrants exercisable within 60 days. It is expected that these stockholders will continue to control the management and policies of the Company, including, without limitation, the power to elect and remove a majority of directors of the Company and the power to approve any action requiring common stockholder approval. In addition, some of these officers, directors and other stockholders, in connection with certain outstanding loans, have a security interest in the Company's manufacturing equipment and either all of the Company's patents and patent applications or in the Company's U.S. patents and patent applications.


Quotation of the Common Stock on The Nasdaq SmallCap Market(SM); Possible Loss of Quotation of the Common Stock

The Common Stock is quoted on The Nasdaq SmallCap Market(SM). The Company can give no assurance that the Company will continue to meet the maintenance criteria for continued listing of the Common Stock on The Nasdaq SmallCap Market(SM). The minimum listing requirements for The Nasdaq SmallCap Market(SM) include, among other criteria:

     o net tangible assets of at least $2.0 million, or market capitalization of $35 million, or net income of $500,000 (in the latest fiscal year or two of the last three fiscal years);

     o    a minimum bid price per share of $1.00;

     o    a market value of the public float of $1.0 million;

     o    300 round lot shareholders;

     o    two market makers.

Furthermore, The Nasdaq SmallCap Market(SM) listing and maintenance criteria may become more stringent over time and thus more difficult for the Company to meet. Failure to meet the maintenance criteria may result in the discontinuance of the inclusion of the Common Stock in The Nasdaq SmallCap Market(SM). In such event, trading, if any, in the Common Stock may continue to be conducted in non-Nasdaq over-the-counter markets and investors may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. The Common Stock would then be subject to the risk that it could become characterized as low-priced or "penny stock," which characterization could severely affect the ability of stockholders to sell their Common Stock.

Penny Stock Regulation

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors may find it more difficult to sell their Common Stock.


Certain Restrictive Charter and Bylaw Provisions

The Company's Certificate of Incorporation and Bylaws allow the Board of Directors, without approval of the stockholders, to issue shares of preferred stock and to fix the rights and preferences of the preferred stock. The Board of Directors can also prohibit stockholders of the Company from calling a special meeting unless requested by at least a majority of the outstanding voting shares. The certificate does not provide for cumulative voting for election of directors. In addition, the Bylaws of the Company provide that while the removal of a director or the entire board of directors, with or without cause, may be accomplished by the holders of the majority of shares entitled to vote, any director designated by HT, may only so be removed for cause. These provisions could have the effect of deterring unsolicited takeovers or other business combinations or delaying or preventing changes in control or management of the Company. This may prevent transactions in which stockholders might otherwise receive a premium for the securities over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.


Possible Depressive Effect of Future Sales of Common Stock; Registration Rights

Immediately following this Offering, there would be an aggregate of 17,058,112 shares of Common Stock outstanding, if the amount of shares being registered pursuant to this Prospectus are issued. In addition, an aggregate of 8,245,232 shares of Common Stock are issuable pursuant to outstanding options, warrants and stock purchase and stock exchange agreements, including:

     o 243,827 shares issuable upon the conversion of Series A Convertible Preferred Stock; and

     o    147,913  shares  issuable,   including  accrued  dividends,  upon  the
          conversion of 7% Series B Preferred Stock.

Subject to restrictions on transfer referred to below, shares of Common Stock issued by the Company in private transactions, are treated as "restricted securities" as defined under the Securities Act and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a registration statement filed under the Securities Act. As of March 22, 1999, (including shares which may be acquired upon conversion of Series A Convertible Preferred Stock) 5,199,386 shares are eligible for sale under Rule 144.

Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions or market-maker transactions an amount equal to the greater of:

     o    one percent (1%) of the Company's issued and outstanding Common Stock;
          or

     o the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale.

Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. In addition, 681,953 shares (including shares which may be acquired upon exercise of outstanding warrants), are entitled in certain cases, subject to certain restrictions, to include their shares in any registration of securities by the Company. The sale of substantial numbers of such shares, whether pursuant to Rule 144 or pursuant to a registration statement, may have a depressive effect on the market price of the Common Stock.



                                 USE OF PROCEEDS

The Company will not receive any proceeds resulting from the sale of the shares of Common Stock by the Selling Stockholders. See "Selling Stockholders."

The Warrants have exercise prices ranging from $1.125 per share to $3.00 per share. The Warrants have to be exercised to purchase shares of Common Stock prior to the resale of the Common Stock offered by the Selling Stockholder pursuant to this offering. The exercise of all the Warrants would result in total gross proceeds to the Company of $2,073,487. In the event that any of the Warrants are exercised in the future, net cash proceeds to the Company would be used for working capital or general corporate purposes. The Company cannot predict whether, how and to what extent any Warrants will be exercised.

                              SELLING STOCKHOLDERS

The following table sets forth certain information concerning the number of shares of Common Stock offered pursuant to this Prospectus by each of the Selling Stockholders and the Selling Stockholders' ownership of shares of Common Stock after the offering, assuming all of the shares of Common Stock being offered are sold. The number of shares of Common Stock shown as securities owned prior to the offering and as shares to be offered includes the number of shares to be registered according to the agreements with the holders of the Common Stock and Common Stock Purchase Warrants. The footnotes to the Selling Stockholder table below indicate those Selling Stockholders which disclosed to the Company their holdings of Common Stock of the Company and their ultimate control persons pursuant to filings under the Exchange Act.

                                                                                               Shares Owned
                                             Securities Owned Prior to                          after the
                                                 the Offering (1)                              Offering (1)
                                          ----------------------------       ----------    -------------------
                                           Common                             Shares to
Name of Selling Stockholder               Stock(2)         Warrants(3)       be Offered    Shares(4)    %
---------------------------               --------         -----------       ----------    ---------  -------
Alan R. Bartelheimer                       115,300            12,500           62,500       65,300     *
Louis Berrick                               36,000             6,250           31,250       11,000     *
Nils Bjork Living Trust                    100,000            20,000          100,000       20,000     *
Boca Investments                                             400,000          400,000            0
Richard Boivin                              10,000             2,500           12,500            0
Anna Rose Borgia                            17,500             1,500            7,500       11,500     *
Harry J. Briscoe                            50,264             4,891           24,455       30,700     *
William C. Buchanan                         46,600            11,025           55,125        2,500     *
Olga L. Cadaval                             10,000             2,500           12,500            0
Luiz Cadaval                                10,000             2,500           12,500            0
Charles A. Carriker                         11,000             2,750           13,750            0
Dr. Kunjaraman Chandramohan                 25,000             6,250           31,250            0
Phillip R. Clark                            57,905            12,351           61,756        8,500     *
Timothy Cronin                              34,722             7,555           37,777        4,500     *
Jeffrey J. Davis, MD                        45,000             6,250           31,250       20,000     *
Helga Gabriel                                                 12,000           12,000            0
Oscar Garza                                 59,972             5,556           27,778       37,750     *
Haskin & Associates, Inc.                   39,678                 0           39,678            0
Investor Resource Services, Inc.           655,556                 0          655,556            0
Kazak Securities Ltd.                      111,111                 0          111,111            0     *


                                                                                               Shares Owned
                                             Securities Owned Prior to                          after the
                                                 the Offering (1)                              Offering (1)
                                          ----------------------------       ----------    -------------------
                                           Common                             Shares to
Name of Selling Stockholder               Stock(2)         Warrants(3)       be Offered    Shares(4)    %
---------------------------               --------         -----------       ----------    ---------  -------
Eugene Kuhar                                11,000             2,500           12,500        1,000     *
Charles & Sandra Loomis                     10,500             2,500           12,500          500     *
Elmer Macke                                 45,750 (5)         2,500           12,500       35,750     *
Harry C. & Phyllis F. Marcus                27,200             6,500           32,500        1,200     *
Jeffrey Mulgheir                             8,900             2,225           11,125            0
Kornelius Munte                              8,000            18,000           18,000        8,000     *
Thomas C. & Nancy E. Parker                 21,200 (6)         5,000           25,000        1,200     *
Arthur Rother                               15,000             3,750           18,750            0
SBSI Corporation Pension Fund               15,600             3,900           19,500            0
Albert Schimel                              26,400             4,688           23,438        7,650     *
Renate Siepe                                                   6,000            6,000            0
Robert Franklin Smith                      115,000             5,000           25,000       95,000     *
ROC Management LLC                          97,849            69,717          167,566            0
Michael Sovelenko Trust                     38,500             1,250            6,250       33,500     *
Sovereign Capital Advisors, LLC                  0             3,670   (7)      3,670            0
Roy E. Stephens, Jr.                        44,272            11,006           55,028          250     *
Howard James Stryker                        55,900            13,750           68,750          900     *
Bart Verdirame                               5,000             1,250            6,250            0
Robert L. Weber                             60,700 (8)         2,250           11,250       51,700     *
Trautman & Company, Inc.                   450,907 (9)       124,142  (10)    163,820      411,229    2.4
Gregory O. Trautman                         44,852 (11)      272,307  (11)    272,307       44,852     *
Mark Barbera                                22,426 (12)      118,790  (12)    118,790       22,426     *
Mark Gillis                                      0           107,089  (13)    107,089            0
Robert J. Kramer                            44,852 (14)       30,900  (14)     30,900       44,852     *
                                        ----------        ----------       ----------    ---------    ---
Totals                                   2,605,416         1,335,062        2,968,719      971,759    5.5
                                        ==========        ==========       ==========    =========    ===

----------
(*) Assuming the sale of all shares of Common Stock being offered for sale by this Prospectus, represents less than 1% of the outstanding Common Stock.

(1) The shares of Common Stock and voting rights owned by each person, and the shares included in the total number of shares of Common Stock and votes outstanding used to determine the percentage of shares of Common Stock and voting rights owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other Common Stock equivalents which are exercisable within 60 days of the date of this Prospectus. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) May include shares of Common Stock and Common Stock equivalents (exercisable within 60 days of the date of this Prospectus) owned by selling stockholders that are not being offered for sale pursuant to this prospectus.

(3) Represents shares of Common Stock underlying Common Stock Purchase Warrants that are being registered pursuant to this Prospectus and offered for sale by the selling stockholders.

(4) Represents shares of Common Stock and Common Stock equivalents owned after the offering assuming no further sales other than those made pursuant to this Prospectus.

(5) Includes 12,250 shares of Common Stock held by a self directed retirement plan owned by Mr. Macke.

(6) Includes 1,200 shares of Common Stock held by a self directed retirement plan owned by Mrs. Parker.

(7) Includes 1,843 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.035, and 1,827 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.053, issued pursuant to a private placement of the Company's Common Stock, which had its final closing on March 26, 1999.

(8) Includes 50,000 shares of Common Stock held by a self directed retirement plan owned by Mr. Weber.

(9) Formerly known as Trautman Kramer & Company, Inc. The securities consist of: (i) 32,394 shares of Common Stock and 3,085 shares underlying Redeemable Common Stock Warrants, as of the close of business on March 22, 1999, held in the trading account of Trautman & Company, Inc., a market maker of the Company's Common Stock and Redeemable Common Stock Warrants (this total may fluctuate on a daily basis depending on trading activity);
     (ii) 125,000  shares of Common  Stock,  held in their  investment  account;
     (iii) 39,678 shares issued as compensation in connection with the closing of a loan financing, which had its final closing in January 1999; (iv) 40,750 shares underlying Common Stock Purchase Warrants exercisable at $6.00 per share issued as partial compensation for the Company's private placement of its 5% Convertible Debentures which had its final closing on August 26, 1997; and (vi) 210,000 shares underlying 105,000 of the Company's Unit Purchase Options, enabling the holder to purchase units, at $7.50 per unit, consisting of a share of the Company's Common Stock and a Common Stock Purchase Warrant to purchase a share of the Company's Common Stock for $7.8125 per share.

(10) The securities consist of 66,546 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $1.125 and 57,596 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.125, issued as partial compensation pursuant to a private placement of the Company's Common Stock, which had its final closing on March 26, 1999.

(11) Mr. Trautman is a principal of the firm of Trautman & Company, Inc. He disclaims beneficial ownership of shares attributable to Trautman & Company, Inc.. The securities listed under Common Stock consist of 44,852 shares underlying Common Stock Purchase Warrants exercisable at $6.00 per share issued as partial compensation for the Company's private placement of its 5% Convertible Debentures which had its final closing on August 26, 1997. The securities listed under Warrants consist of (i) 29,400 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.6125, issued as partial compensation pursuant to the Company's final conversion of its 5% Convertible Debentures, which occurred in April 1998;
     (ii) 187,989 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $1.125, and 54,918 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.125, issued as partial compensation pursuant to a private placement of the Company's Common Stock, which had its final closing on March 26, 1999.

(12) Mr. Barbera is an employee of the firm of Trautman & Company, Inc. The securities listed under Common Stock consist of 22,426 shares underlying Common Stock Purchase Warrants exercisable at $6.00 per share issued as partial compensation for the Company's private placement of its 5% Convertible Debentures which had its final closing on August 26, 1997. The securities listed under Warrants consist of (i) 14,700 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.6125, issued as partial compensation pursuant to the Registrant's final conversion of its 5% Convertible Debentures, which occurred in April 1998;
     (ii) 80,567 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $1.125, and 23,523 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.125, issued as partial compensation pursuant to a private placement of the Company's Common Stock, which had its final closing on March 26, 1999.

(13) Mr. Gillis is an employee of the firm of Trautman & Company, Inc. The securities listed under Warrants consist of 58,516 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $1.125, and 48,573 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.125, issued as partial compensation pursuant to a private placement of the Company's Common Stock, which had its final closing on March 26, 1999.

(14) Mr. Kramer is a former principal of the firm of Trautman & Company, Inc. The securities listed under Common Stock consist of 44,852 shares underlying Common Stock Purchase Warrants exercisable at $6.00 per share issued as partial compensation for the Company's private placement of its 5% Convertible Debentures which had its final closing on August 26, 1997. The securities listed under Warrants consist of 30,900 shares of Common Stock underlying Common Stock Purchase Warrants, exercisable at $2.6125, issued as partial compensation pursuant to the Company's final conversion of its 5% Convertible Debentures, which occurred in April 1998.

-----------

The shares of Common Stock are being registered under the Securities Act pursuant to the terms of certain registration rights agreements between the Selling Stockholders and the Company entered into at the time the Selling
Stockholders acquired the Common Stock and the Warrants. Each Selling Stockholder will be entitled to receive all of the proceeds from the future sale of his, her or its shares of Common Stock. Except for the costs of including such shares of Common Stock within the registration statement of which this Prospectus forms a part, which costs are borne by the Company, the Selling Stockholders will bear all expenses of any offering by them of their shares of Common Stock, including the costs of their counsel and any sales commissions incurred.

                              PLAN OF DISTRIBUTION


The Selling Stockholder or Transferees may, from time to time, sell all or a portion of the shares of Common Stock being registered pursuant to this Prospectus (the "Shares") in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation:

     o block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    privately negotiated transactions;

     o    short sales;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

From time to time, the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of such securities, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. From time to time, the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Company has informed the Selling Stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to the sales of their Shares offered hereby. The Company also has advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Shares offered hereby.

Certain Selling Stockholders may from time to time purchase shares of Common Stock in the open market. These Selling Stockholders have been notified that they should not commence any distribution of Shares unless they have terminated their purchasing and bidding for Common Stock in the open market as provided in applicable securities regulations.

There is no assurance that the Selling Stockholders or the Transferees will sell any or all of the Shares offered by them hereby.


                                 LEGAL OPINIONS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company and Selling Stockholders by Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York, 10036-6710.


                                     EXPERTS

The financial statements of Compositech Ltd. appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to buy any of these securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.


                                    CONTENTS
                                                                            Page

Where You Can Find
More Information ..........................................................    5

Incorporation of Certain
Documents by Reference ....................................................    5

The Company ...............................................................    7

The Offering ..............................................................   12

Risk Factors ..............................................................   13

Use of Proceeds ...........................................................   19

Selling Stockholders ......................................................   20

Plan of Distribution ......................................................   24

Legal Opinions ............................................................   25

Experts ...................................................................   25




                              2,968,719 Shares of
                                  Common Stock

                                COMPOSITECH LTD.


                          ----------------------------

                                   PROSPECTUS

                          ----------------------------


                                 April ___, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering other than sales commissions. All such expenses will be borne by the Registrant.

                Item                                     Amount of Expenses

Commission Registration Fees                                  $ 1,762

Printing Expenses                                               2,000

Accounting Fees and Expenses                                    2,000

Legal Fees and Expenses                                         7,000

Miscellaneous                                                   2,000
                                                              -------

         Total                                                $14,762

----------

Item 15. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware and Article Eighth of the Company's Amended and Restated Certificate of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Company. The Amended and Restated Certificate of Incorporation requires the Company to indemnify such persons to the full extent permitted by Delaware Law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in , or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

     The Company has directors' and officers' liability insurance. Such insurance may cover liabilities asserted against any present or past director or officer incurred in the capacity of director or officer arising out of such status, whether or not the Company would have the power to indemnify such person.

Item 16. Exhibits.

4.1.1* Form of Common Stock Purchase Warrant issued (i) to certain investors in connection with a private placement of the Company's Common Stock, which had its final closing on March 26, 1999 and (ii) in exchange for consulting services.

4.1.2* Form of Common Stock Purchase Warrant issued (i) in connection with the final closing of the Company's Debentures and (ii) in connection with the Company's 1995 private placement.

5.1* Opinion of Patterson, Belknap, Webb & Tyler LLP, special counsel for the Registrant, as to the legality of the securities being offered.

10.1* Form of Investor Subscription Agreement between the Company and certain investors in connection with a private placement of the Company's Common Stock which had its final closing on March 26, 1999.

23.1*     Consent of Ernst & Young LLP

23.2*     Consent of Patterson,  Belknap, Webb & Tyler LLP (contained in Exhibit
          5.1)

24*       Power of Attorney (see signature pages of Registration Statement)

-------------

    * Filed herewith.


Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration Statement:

           (i) to include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (i) and (ii) do not apply to this Registration Statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
     Section 15 (d) of the Securities Exchange Act of 1934 and incorporated by reference in this Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of
Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in said Securities Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of Hauppauge, State of New York, on March 31, 1999.

                                        COMPOSITECH LTD.

Date:  March 31, 1999              By:  /s/ Jonas Medney
                                        -----------------------------------
                                        Jonas Medney
                                        Chairman

         In accordance with the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints each of Christopher F. Johnson and Samuel S. Gross his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorney-in-fact and agent shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.


         /s/ Jonas Medney                                  March 31, 1999
-------------------------------------------
 Jonas Medney
 Chairman of the Board and Director



         /s/ Fred E. Klimpl                                March 31, 1999
-------------------------------------------
 Fred E. Klimpl, Vice Chairman and Director



         /s/ Christopher F. Johnson                        March 31, 1999
-------------------------------------------
 Christopher F. Johnson
 President, Chief Executive Officer
 and Director (Principal Executive Officer)

         /s/ Samuel S. Gross                               March 31, 1999
--------------------------------------------
 Samuel S. Gross
 Executive Vice President, Secretary,
 Treasurer and Director
 (Principal Financial and
 Accounting Officer)


         /s/ Willard T. Jackson                            March 31, 1999
--------------------------------------------
 Willard T. Jackson, Director


         /s/ Pierre Laflamme                               March 31, 1999
--------------------------------------------
 Pierre Laflamme, Director


         /s/ Robert W. Middleton                           March 31, 1999
--------------------------------------------
 Robert W. Middleton, Director


         /s/ Heinz-Gerd Reinkemeyer                        March 31, 1999
--------------------------------------------
 Heinz-Gerd Reinkemeyer, Director


         /s/ James W. Taylor                               March 31, 1999
--------------------------------------------
 James W. Taylor, Director

                                INDEX TO EXHIBITS


Exhibit
Number                                 Description
------                                 -----------

4.1.1* Form of Common Stock Purchase Warrant issued (i) to certain investors in connection with a private placement of the Company's Common Stock, which had its final closing on March 26, 1999 and (ii) in exchange for consulting services.

4.1.2* Form of Common Stock Purchase Warrant issued (i) in connection with the final closing of the Company's Debentures and (ii) in connection with the Company's 1995 private placement.

5.1* Opinion of Patterson, Belknap, Webb & Tyler LLP, special counsel for the Registrant, as to the legality of the securities being offered.

10.1* Form of Investor Subscription Agreement between the Company and certain investors in connection with a private placement of the Company's Common Stock which had its final closing on March 26, 1999.

23.1*     Consent of Ernst & Young LLP

23.2*     Consent of Patterson,  Belknap, Webb & Tyler LLP (contained in Exhibit
          5.1)

24*       Power of Attorney (see signature pages of Registration Statement)



-------------

    * Filed herewith.